As filed with the Securities and Exchange Commission on July 2, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Martin Marietta Materials, Inc.

(Exact name of registrant as specified in its charter)

North Carolina	56-1848578
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2710 Wycliff Road

Raleigh, North Carolina 27607-3033

(919) 781-4550

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Texas Industries, Inc. 2004 Omnibus Equity Compensation Plan

Texas Industries, Inc. Management Deferred Compensation Plan

(Full title of the plan)

Roselyn R. Bar, Esq.

Senior Vice President, General Counsel and Corporate Secretary

2710 Wycliff Road

Raleigh, North Carolina 27607-3033

(919) 781-4550

(Name, address and telephone number of agent for service)

Copies to:

Scott A. Barshay, Esq.

George F. Schoen, Esq.

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

(212) 474-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, $0.01 par value	2,714,064	$130.38	$353,859,638.24	$45,577.12

(1)	This registration statement (this “Registration Statement”) covers the issuance of an aggregate of 2,714,064 shares of common stock, par value $0.01 per share (“Company Common Stock”) of Martin Marietta Materials, Inc. (the “Company”). At the effective time of the Merger (as defined in the Explanatory Note below), 3,877,234 shares of common stock, par value $1.00 (“TXI Common Stock”) of Texas Industries, Inc. (“TXI”) were reserved and available for issuance under the TXI equity-based plans. As adjusted for the 0.70 exchange ratio in connection with the Merger, this equates to 2,714,064 shares of Company Common Stock to be registered hereunder. In addition, pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Company Common Stock which become issuable under the plans pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Company’s outstanding shares of Company Common Stock.
(2)	Calculated solely for purposes of this offering under Rule 457(c) and (h) of the Securities Act on the basis of the average of the high and low selling price per share of Company Common Stock on June 26, 2014, as reported by the New York Stock Exchange.
(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $128.80 per $1,000,000 of the proposed maximum aggregate offering price. Pursuant to Rule 457(p) under the Securities Act, the total amount of the registration fee due is offset by $40,731.04, representing the dollar amount of the filing fee previously paid by the Company that corresponds to 2,711,137 unsold shares of registered pursuant to the Company’s Registration Statement on Form S-4 (File No. 333-194288) filed under the Securities Act on March 3, 2014, as amended by Amendment No. 1 filed on May 1, 2014 and as amended by Amendment No. 2 filed on May 21, 2014. Accordingly, the filing fee transmitted herewith is $4,846.09.

EXPLANATORY NOTE

On July 1, 2014, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 27, 2014, by and among the Company, Project Holdings, Inc., a wholly owned subsidiary of the Company (“Merger Sub”), and TXI, Merger Sub merged with and into TXI (the “Merger”), with TXI surviving as a wholly owned subsidiary of the Company. As a result of the Merger, each outstanding share of TXI Common Stock (other than shares owned by TXI, Martin Marietta or Merger Sub, which were cancelled) was converted into the right to receive 0.70 shares of Company Common Stock, with cash paid in lieu of fractional shares. Pursuant to the Merger Agreement, upon consummation of the Merger:

(i) each outstanding option to purchase TXI Common Stock automatically vested and converted into a vested option to purchase, on the same terms as were applicable prior to the Merger, a number of shares of Company Common Stock equal to the product determined by multiplying the total number of shares of TXI Common Stock subject to that option immediately prior to the Merger by 0.70 (rounded down to the nearest whole number of shares);

(ii) each stock appreciation right in respect of TXI Common Stock automatically vested and converted into a vested stock appreciation right, on the same terms as were applicable prior to the Merger, corresponding to the number of shares of Company Common Stock equal to the product determined by multiplying the total number of shares of TXI Common Stock corresponding to that stock appreciation right immediately prior to the Merger by 0.70 (rounded down to the nearest whole number of shares); and

(iii) each TXI restricted stock unit automatically vested and converted into the right to receive a number of shares of Company Common Stock equal to the product determined by multiplying the total number of shares of TXI Common Stock subject to the restricted stock unit by 0.70, with cash provided in lieu of fractional shares.

This Registration Statement is filed by the Company for the purpose of registering 2,714,064 shares of Company Common Stock reserved and available for issuance under the TXI 2004 Omnibus Equity Compensation Plan and TXI’s Management Deferred Compensation Plan (together, the “TXI Plans”) that have been assumed by the Company in connection with the consummation of the Merger and awards to be granted under the TXI Plans following the Merger.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to participants in the TXI Plans, as specified by Rule 428(b)(1) promulgated under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission by the Company pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed on February 24, 2014, including portions of the Company’s Proxy Statement on Schedule 14A filed on April 17, 2014, to the extent incorporated by reference into such Annual Report on Form 10-K;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 filed on May 5, 2014;

(c)	The Company’s Current Reports on Form 8-K and amendments thereto filed on January 28, 2014, January 29, 2014, January 30, 2014, February 4, 2014, March 21, 2014, April 17, 2014, April 24, 2014 (two filings), April 25, 2014, April 29, 2014, May 28, 2014, June 11, 2014, June 20, 2014 (as amended), June 23, 2014, June 24, 2014, June 25, 2014, June 27, 2014 and July 2, 2014; and

(d)	The description of the Company’s Common Stock contained in the Company’s joint proxy statement/prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act on May 30, 2014, relating to the registration statement on Form S-4 (File No. 333-194288), filed on March 3, 2014, including any amendments or reports filed for the purpose of updating such description.

All documents, reports or definitive proxy or information statements subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company is a North Carolina corporation subject to the applicable indemnification provisions of the North Carolina Business Corporation Act (the “NCBCA”). Under the NCBCA, unless limited by its articles of incorporation, a corporation must indemnify its directors and officers who were wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she is or was a director or officer of the corporation against any reasonable expenses incurred by him or her in connection with such proceeding.

The NCBCA includes two separate provisions allowing for permissive indemnification of directors, officers, employees and agents. First, the NCBCA provides that a corporation may indemnify its directors, officers, employees and agents against liabilities and expenses incurred in a proceeding if the person conducted himself or herself in good faith and in a manner he or she reasonably believed to be, with respect to conduct in his or her official capacity with the corporation, in the best interests of the corporation, with respect to all other conduct, was at least not opposed to the best interests of the corporation and with respect to any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. The NCBCA further provides that no indemnification under this provision is available in respect of a claim in connection with a proceeding by or in the right of the corporation in which the person has been adjudged to be liable to the corporation or in connection with any other proceeding charging impersonal benefit to him or her, whether or not involving action in his or her official capacity, in which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her.

Separate and apart from the permissive indemnification provision described above, the NCBCA also provides that a corporation may in its articles of incorporation or bylaws or by contract or resolution indemnify or agree to indemnify any one or more of its directors, officers, employees and agents against liabilities and expenses incurred in a proceeding (including a proceeding brought by or on behalf of the corporation) arising out of a person’s status as such or their activities in such capacity, except that a corporation may not indemnify a person against liabilities or expenses he or she may incur on account of his or her activities which were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation. Under this provision of the NCBCA, a corporation may likewise and to the same extent indemnify or agree to indemnify any person who, at the request of the corporation, is or was serving as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a trustee or administrator under an employee benefit plan.

The Company’s bylaws provide that the Company will indemnify any person (i) who at any time serves or has served as an officer, employee or a director of the Company, or (ii) who, while serving as an officer, employee or a director of the Company, serves or has served at the request of the Company as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a trustee, other fiduciary or administrator under an employee benefit plan, against any and all liability and litigation expense, including reasonable attorneys’ fees, to the fullest extent permitted by North Carolina law, provided that any employee shall have a right to indemnification when acting in his or her capacity as an employee only upon satisfaction of the standards of conduct of officers and directors set forth in the NCBCA.

In addition, the NCBCA provides that a director of a corporation shall not be liable for any action taken as a director, or any failure to take any action, if he or she performed the duties of his or her office in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner the director reasonably believes to be in the best interests of the corporation. The NCBCA also provides that a corporation may include in its articles of incorporation a provision that limits or eliminates the personal liability of a director arising out of an action, whether by or in the right of the corporation, for monetary damages for breach of duty as a director, except with respect to acts or omissions that the director at the time of such breach knew or believed were clearly in conflict with the best interests of the corporation, any liability for unlawful distributions, any transaction from which the director derived an improper personal benefit, or acts or omissions occurring prior to the date such provisions of the NCBCA became effective.

The Company’s articles of incorporation provide that, to the fullest extent permitted by the NCBCA, no director shall be personally liable to the Company or any of its shareholders for monetary damages for breach of duty as a director.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Exhibit

5.1	Opinion of Robinson, Bradshaw & Hinson, P.A. as to the validity of the securities being registered

23.1	Consent of Robinson, Bradshaw & Hinson, P.A. (included as part of its opinion filed as Exhibit 5.1 hereto and incorporated herein by reference)

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm

24.1	Power of Attorney (included on signature page of this Registration Statement)

99.1	Texas Industries, Inc. 2004 Omnibus Equity Compensation Plan (filed as Appendix A to TXI’s Definitive Proxy Statement on Schedule 14A filed with the Commission on August 24, 2012 and incorporated herein by reference)

99.2	Texas Industries, Inc. Management Deferred Compensation Plan (filed as Appendix B to TXI’s Definitive Proxy Statement on Schedule 14A filed with the Commission on August 24, 2012 and incorporated herein by reference)

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on this 2nd day of July, 2014.

MARTIN MARIETTA MATERIALS, INC.,

By:	/s/ Roselyn R. Bar
	Name:	Roselyn R. Bar
	Title:	Senior Vice President, General Counsel and Corporate Secretary

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Roselyn R. Bar, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this registration statement, whether pre-effective or post-effective, including any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this registration statement or any amendments or supplements hereto in the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title

/s/ C. Howard Nye	President, Chief Executive Officer and Chairman of the Board
C. Howard Nye

/s/ Anne H. Lloyd	Executive Vice President and Chief Financial Officer
Anne H. Lloyd

/s/ Dana F. Guzzo	Senior Vice President, Controller, Chief Accounting Officer and Chief Information Officer
Dana F. Guzzo

/s/ Sue W. Cole	Director
Sue W. Cole

/s/ David G. Maffucci	Director
David G. Maffucci

Signature	Title

/s/ William E. McDonald	Director
William E. McDonald

/s/ Frank H. Menaker, Jr.	Director
Frank H. Menaker, Jr.

/s/ Laree E. Perez	Director
Laree E. Perez

/s/ Michael J. Quillen	Director
Michael J. Quillen

/s/ Dennis L. Rediker	Director
Dennis L. Rediker

/s/ Richard A. Vinroot	Director
Richard A. Vinroot

/s/ Stephan P. Zelnak, Jr.	Director
Stephan P. Zelnak, Jr.

EXHIBIT INDEX

Exhibit Number	Exhibit

5.1	Opinion of Robinson, Bradshaw & Hinson, P.A. as to the validity of the securities being registered

23.1	Consent of Robinson, Bradshaw & Hinson, P.A. (included as part of its opinion filed as Exhibit 5.1 hereto and incorporated herein by reference)

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm

24.1	Power of Attorney (included on signature page of this Registration Statement)

99.1	Texas Industries, Inc. 2004 Omnibus Equity Compensation Plan (filed as Appendix A to TXI’s Definitive Proxy Statement on Schedule 14A filed with the Commission on August 24, 2012 and incorporated herein by reference)

99.2	Texas Industries, Inc. Management Deferred Compensation Plan (filed as Appendix B to TXI’s Definitive Proxy Statement on Schedule 14A filed with the Commission on August 24, 2012 and incorporated herein by reference)